Filed Pursuant to Rule 424(b)(3)
File No. 333-126418

Prospectus Supplement No. 1

MILLENNIUM CELL INC.

This Prospectus Supplement No. 1 supplements the prospectus dated July 27, 2005 relating to the offer and sale by the selling stockholders identified in the prospectus of up to 12,623,616 shares of our common stock.

This prospectus supplement is being filed to update the original table of selling stockholders in the prospectus with respect to a change in beneficial ownership that has occurred since the date of the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus. This prospectus supplement is qualified by reference to the original prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus.

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Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 3 of the prospectus.

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This prospectus supplement should be read in conjunction with the prospectus, as amended and supplemented, and this prospectus supplement is qualified in its entirety by reference to the prospectus, as amended and supplemented, except to the extent that the information contained herein modifies or supersedes the information contained in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is August 6, 2007

SELLING STOCKHOLDERS

The following information is provided to update the selling stockholder table in the prospectus to reflect the transfer of 391 shares of Series C2 Preferred Stock and warrants to purchase an aggregate of 143,750 shares of common stock from Provident Premier Master Fund Ltd. to Gemini Master Fund, Ltd. Provident Premier Master Fund Ltd. is being removed from the selling stockholder table because it has already converted 759 shares of Series C2 Preferred Stock and it has sold all of the shares of common stock issued upon conversion of such shares. The percentage in the table below is based on 55,014,924 shares of common stock outstanding as of May 11, 2007, as reported in the Company’s quarterly report for the period ending March 31, 2007.

Name of Selling Stockholder	Number of Shares Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Owned After Offering Assuming the sale of all Offered Shares are Sold
			Number	Percent

Gemini Master Fund , Ltd. (1)	173,558(2)	173,558(2)	1,307,018(3)	2.4%(3)

(1)
Gemini Strategies, LLC is the investment manager of Gemini Master Fund, Ltd., and Steven Winters is the sole managing member of Gemini Strategies, LLC. Each of Gemini Strategies, LLC and Steven Winters expressly disclaims beneficial ownership of such securities.

(2)
Includes 29,808 shares of common stock issued upon conversion of or as payment of dividends on the Series C2 Preferred Stock and 143,750 shares of common stock issuable upon exercise of warrants issued with the Series C2 Preferred Stock, in each case owned by the selling stockholder as of the date of this prospectus supplement.

(3)
Includes shares of common stock underlying Unsecured Convertible Debentures of the Company with an Original Issuance Date of February 16, 2007 and warrants to purchase shares of common stock that were issued with such Unsecured Convertible Debentures.